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                           CERTIFICATE OF AMENDMENT
                                      OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         STRATEGIC DISTRIBUTION, INC.

    		Strategic Distribution, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
(the "Corporation"), does hereby certify:

                           FIRST:  Article Eleventh of the Restated Certificate
of Incorporation of the Corporation is hereby deleted in its entirety.

                          SECOND:  Article Ninth of the Restated Certificate
of Incorporation of the Corporation is hereby amended so as to read in its entirety as follows:

            "NINTH: The corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the corporation) or may (in the case of any action, suit or proceeding against a trustee, employee or agent) be paid by the corporation in advance of the final disposition of such action, suit or


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     proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

           The indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the corporation and any officer, director, employee or agent of the corporation.

          Neither the amendment nor repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

         No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

            (i) shall have breached his duty of loyalty to the corporation or its stockholders;

            (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

           (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

           (iv)  shall have derived an improper personal benefit.

          If the General Corporation Law of the State of Delaware is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further

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     eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

          THIRD: In accordance with the provisions of Section 242 and Section 222 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of Incorporation has been duly adopted by the holders of a majority of the issued and outstanding stock of the Corporation voting at an annual meeting of stockholders.

	        	IN WITNESS WHEREOF, Strategic Distribution, Inc. has caused this
Certificate to be signed by its President and attested by its Secretary this
21st day of June, 1996, pursuant to Section 103(a) of the General Corporation
Law of the State of Delaware.


                                       			STRATEGIC DISTRIBUTION, INC.

                                           By: /s/ Theodore R. Rieple
                                               ----------------------
                                                Theodore R. Rieple
		                                              President

ATTEST:

By: /s/ William L. Mahone
    ---------------------
	William L. Mahone
	Assistant Secretary